EXHIBIT 10.2

EXECUTION VERSION

AMENDMENT NO. 7 TO CREDIT AGREEMENT

This AMENDMENT NO. 7 TO CREDIT AGREEMENT (this “Amendment”) dated as of June 9, 2010 by and among ARCHIPELAGO LEARNING, LLC (formerly known as Study Island, LLC), a Delaware limited liability company (“Borrower”), the other persons designated as a “Credit Party” on the signature pages hereof, the financial institutions designated as “Existing Lenders” on the signature pages hereof (collectively, the “Consenting Lenders”), the financial institutions designated as a “Supplemental Term Loan Lender” on the signature pages hereof, the financial institutions designated as a “Supplemental Revolving Lender” on the signature pages hereof and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Agent”), for itself as a Lender (including as Swingline Lender) and L/C Issuer and as Agent for Lenders.  Unless otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

R E C I T A L S:

WHEREAS, Borrower, the other Credit Parties, Agent and Lenders have entered into that certain Credit Agreement, dated as of November 16, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrower, Agent and Lenders have agreed to amend certain terms of the Credit Agreement as described herein.

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments to Credit Agreement.  Immediately upon the satisfaction of each of the applicable conditions precedent set forth in Section 3 of this Amendment, the following amendments to the Credit Agreement shall become effective as of the date hereof:

(a) Section 1.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)(i) it has heretofore made an initial Loan to Borrower on the Closing Date (the “Initial Term Loan”), and/or (ii) to make a supplemental Loan to Borrower on the Seventh Amendment Effective Date (the “Supplemental Term Loan” and, collectively with the Initial Term Loan, the “Term Loan”) in the principal amounts not to exceed its Commitment as set forth on Schedule 1.1(a) attached to this Agreement on the Closing Date and the amended and restated Schedule 1.1(a) attached to the Seventh Amendment hereto, as applicable (its “Term Loan Commitment”).  In addition to reflecting each Lender’s Term Loan Commitment with respect to the Supplemental Term Loan, the amended and restated Schedule 1.1(a) attached to the Seventh Amendment reflects the outstanding principal amount of the Term Loan other than the Supplemental Term Loan held by each Term Loan Lender as of the Seventh Amendment Effective Date; and”.

(b) Section 1.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)           to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitment” (such amount as the same may have been reduced or increased during the period from the Closing Date to the Seventh Amendment Effective Date as a result of one or more assignments pursuant to Section 9.9 or increased on the Seventh Amendment Effective Date as the same may be reduced or increased during the period after the Closing Date as a result of one or more assignments pursuant to Section 9.9, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance.  The “Maximum Revolving Loan Balance” from time to time will be the Aggregate Revolving Loan Commitment then in effect less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans.  In addition to reflecting the Supplemental Revolving Loan Commitment (as defined in the Seventh Amendment) of each Supplemental Revolving Lender (as defined in the Seventh Amendment), the amended and restated Schedule 1.1(b) attached to the Seventh Amendment reflects each Revolving Lender’s Revolving Loan Commitment as of the Seventh Amendment Effective Date after giving effect to the transactions contemplated thereby.”.

(c) Section 1.6(a) of the Credit Agreement is hereby amended by deleting the reference to “Alternate Base Rate” appearing therein and substituting “Base Rate” in its place.

(d) Section 1.6(c)(ii) of the Credit Agreement is hereby amended by deleting the reference to “ABR Revolving Loans” appearing therein and substituting “Base Rate Revolving Loans” in its place.

(e) Section 1.7(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Termination of Commitments.  The Term Loan Commitments shall automatically terminate on the respective dates on which the applicable Term Loans are advanced.  The Revolving Loan Commitments, the Swingline Commitment and the commitment to issue Letters of Credit shall automatically terminate on the Revolving Termination Date.”.

(f) Section 1.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Amortization of Term Borrowings.  (a) The principal amount of the Initial Term Loan shall be paid in installments on the dates and in the respective amounts shown below (as adjusted from time to time pursuant to Section 1.10(g)):

Date of Payment	Amount of Term Loan Payment

June 30, 2010	$175,000
September 30, 2010	$175,000
December 31, 2010	$175,000
March 31, 2011	$175,000
June 30, 2011	$175,000
September 30, 2011	$175,000
December 31, 2011	$175,000
March 31, 2012	$175,000
June 30, 2012	$175,000
September 30, 2012	$175,000
December 31, 2012	$175,000
March 31, 2013	$175,000
June 30, 2013	$175,000
September 30, 2013	$175,000
Term Loan Maturity Date	Entire remaining amount

(b) The principal amount of the Supplemental Term Loan shall be paid in installments on the dates and in the respective percentages shown below (as adjusted from time to time pursuant to Section 1.10(g)):

Date of Payment	Percentage of Supplemental Term Loan Made on the Seventh Amendment Effective Date

June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%

Date of Payment	Percentage of Supplemental Term Loan Made on the Seventh Amendment Effective Date

Term Loan Maturity Date	Entire remaining amount”

(g) Section 1.10(b)(iv) of the Credit Agreement is hereby amended and restated in entirety to read as follows:

“(iv)           In the event that the aggregate face amount of Letters of Credit exceeds the L/C Sublimit, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance herewith, in an aggregate amount sufficient to eliminate such excess.”.

(h) Section 1.10(g) of the Credit Agreement is hereby amended and restated in entirety to read as follows:

“(g)           Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and, if applicable, shall specify such selection in the notice of such prepayment pursuant to Section 1.10(h), subject to the provisions of this Section 1.10(g).  Any optional prepayments of Term Loans pursuant to Section 1.10(a) shall be applied pro rata among the tranches of Term Loans and then to the scheduled payments of such Term Loans as directed by the Borrower.  Any mandatory prepayments pursuant to Section 1.10(c), (d), (e) or (f) shall be applied first, to the prepayment of the Term Loans on a pro rata basis among the tranches of Term Loans until all Term Loans are paid in full, and second, to the prepayment of outstanding Revolving Loans until paid in full (without a permanent reduction in the Revolving Loan Commitments).  Any prepayments of Term Loans pursuant to Section 1.10(c), (d), (e) or (f) shall be applied to reduce scheduled installments required under Section 1.9 in direct order of maturity.

Amounts to be applied pursuant to this Section 1.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first, to reduce outstanding Base Rate Term Loans and Base Rate Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay LIBOR Term Loans or LIBOR Revolving Loans, as applicable.”.

(i) Section 1.17(c) of the Credit Agreement is hereby amended by deleting the reference to “this clause (iii)” appearing therein and substituting “this subsection (c)” in its place.

(j) Section 1.17(d) of the Credit Agreement is hereby amended by deleting the reference to “clause (iii) above” appearing therein and substituting “subsection (c) above” in its place.

(k) Section 1.18(a)(A)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Letter of Credit Obligations for all Letters of Credit would exceed the L/C Sublimit;”.

(l) A new Section 1.20 shall be added to the Credit Agreement to read in its entirety as follows:

“1.20           Increase in Commitments.

(a)  Request.  So long as no Event of Default is continuing or would result after giving pro forma effect to the funding thereof, Borrower may by written notice to the Agent prior to November 1, 2012 request an increase to the Term Loan Commitments (each, an “Additional Term Loan Commitment”); provided, that the minimum Additional Term Loan Commitment shall be $5,000,000, and after giving effect to all such Additional Term Loan Commitments, the aggregate Additional Term Loan Commitment shall not exceed $25,000,000; provided, further, that the Borrower shall be in compliance with the covenants contained in Article VI (after giving pro forma effect to the Additional Incremental Term Loans (as defined below) to be made under such Additional Term Loan Commitment and the application of the proceeds thereof) as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered in accordance with Section 4.1(b)(i) hereof prior to the applicable Additional Term Loan Effective Date.  Such notice shall specify the amount of the proposed Additional Term Loan Commitment and the date (the “Additional Term Loan Effective Date”) on which Borrower proposes that such Additional Term Loan Commitment shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Agent (or such shorter period acceptable to the Agent in its discretion).  The Additional Term Loan Commitment may be offered to existing Lenders and/or new Lenders, subject to the standards for Sales of Loans set forth in Section 9.9(b); provided, that no Lender shall be obligated to increase its Term Loan Commitment.

(b)  Conditions.  Each Additional Term Loan Commitment shall become effective, as of such Additional Term Loan Effective Date; provided that each of the conditions set forth in Sections 2.2(b) and (c) shall have been satisfied.

(c)  Terms of Additional Term Loan Commitments.  Terms and provisions of Loans made pursuant to each Additional Term Loan Commitment (“Additional Incremental Term Loans”), including without limitation amortization and maturity date but excluding the effective interest rate, shall be identical to the Supplemental Term Loan; provided that the effective interest rate of the Additional Incremental Term Loans (taking into account all upfront, closing and similar fees and original issue discount) shall not be greater than the effective interest rate with respect to the Supplemental Term Loan on the Additional Term Loan Effective Date (taking into account all arrangement fees, upfront, closing and similar fees and original issue discount) plus 25 basis points per annum unless (i) the effective interest rate with respect to the Supplemental Term Loan is increased so that the effective interest rate applicable to the Additional Incremental Term

Loans does not exceed the effective interest rate then applicable to the Supplemental Term Loan by more than 25 basis points per annum and (ii) the effective interest rate with respect to the Revolving Loans and the other Term Loans is increased by an amount equal to the increase in the effective interest rate applicable to the Supplemental Term Loan made pursuant to the preceding clause (i).

The Additional Term Loan Commitments shall be effected by an Increase Joinder executed by Borrower, the Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such ministerial amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 1.20.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include the Additional Incremental Term Loans, respectively, made pursuant to this Section 1.20.

(d)  Making of Additional Incremental Term Loans.  On each Additional Term Loan Effective Date on which an Additional Term Loan Commitment is effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Additional Incremental Term Loan shall make an Additional Incremental Term Loan to Borrower in an amount equal to its Additional Term Loan Commitment.

(e)  Equal and Ratable Benefit.  From and after each Additional Term Loan Effective Date, the Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Guaranty and Security Agreement.  The Credit Parties shall take any actions reasonably required by the Agent to ensure and/or demonstrate that the Liens and security interests granted by the Guaranty and Security Agreement continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments.”

                      (m)           Section 3.11 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“3.11           Use of Proceeds.  Borrower (a) has used the proceeds of the Initial Term Loan to (i) make a distribution to Holdings on the Closing Date to pay a portion of the Closing Dividend and (ii) pay related fees and expenses and the costs and expenses required to be paid pursuant to Section 2.1, (b) will use the Supplement Term Loan to partially finance the Education City Acquisition, (c) will use the Revolving Loans and Swing Loans after the Closing Date for working capital needs and general corporate purposes of Borrower and its Subsisidiaries and (d) will use the Additional Incremental Term Loans to finance Permitted Acquisitions.”

(n)           Section 4.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Annual Reports.  As soon as available and in any event within 120 days after the end of each fiscal year, (i) the consolidated and consolidating balance sheet of Holdings as of the end of such fiscal year (or, in the case of the fiscal year ending December 31, 2007, for the period from January 10, 2007 to December 31, 2007) and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year and related consolidating statements of income and cash flows, and for each such fiscal year ending on or after December 31, 2009 in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied, in the case of the consolidated financial statements only, by an opinion of Deloitte & Touche, LLP or other independent public accountants of recognized standing (which opinion shall not be qualified as to scope or contain any going concern or other similar qualification), stating that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (ii) for each fiscal year ending on or after December 31, 2008, a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to budgeted amounts and, for each such fiscal year ending on or after December 31, 2009, the previous fiscal year (it being understood that the furnishing of an annual report of a parent holding company of Holdings on Form 10-K for such year (if any) so long as such parent holding company has no significant assets or operations other than its ownership of Net Proceeds from its IPO and any follow-on offering and Holdings and its Subsidiaries as filed with the SEC will satisfy the  Credit Parties’ obligation to deliver consolidated financial statements under Section 4.1(a)(i) with respect to such fiscal year and delivery obligations under Section 4.1(a)(ii) with respect to such fiscal year).”.

(o)           Section 4.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)           Quarterly Reports.  As soon as available and in any event within 45 days after the end of each fiscal quarter, (i) the consolidated and consolidating balance sheet of Holdings as of the end of such fiscal quarter and related consolidated and consolidating statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year (or, in the case of the fiscal quarter ending December 31, 2007, the  period from January 10, 2007 through December 31, 2007) and for each such fiscal quarter ending after the first anniversary of the Closing Date, in comparative form with the consolidated and consolidating statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) with respect to each of the first three fiscal quarters in each fiscal year, a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to budgeted amounts and, for each such fiscal quarter ending after the first anniversary of the Closing Date, to the comparable periods in the previous fiscal year (it being understood that the furnishing of a quarterly report of a parent holding company of Holdings on Form 10-Q for such quarter (if any) so long as such parent holding company has no significant assets or operations other than its ownership of Net Proceeds from its IPO and any follow-on offering and Holdings and its Subsidiaries as filed with the SEC will satisfy the  Credit Parties’ obligation to deliver consolidated financial statements under Section 4.1(b)(i) with respect to such fiscal quarter and delivery obligations under Section 4.1(b)(ii) with respect to such fiscal quarter).”.

(p)           Section 4.1(c) of the Credit Agreement is hereby amended by deleting each reference to “consolidated” appearing therein and substituting “consolidated and consolidating” in each such place.

(q)           Section 5.4(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)           Loans by Borrower or any Credit Party directly to Archipelago Learning Holdings UK, Ltd. made on the Seventh Amendment Effective Date to consummate the Education City Acquisition, and any Permitted Refinancing thereof;”.

(r)           Section 5.4(k) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(k)           so long as no Event of Default has occurred and is continuing, other Investments and Acquisitions in an aggregate amount not to exceed $10,000,000 plus the Available Amount plus the Available Cash; provided, that Acquisitions and Investments, in each case, which utilize any portion of the Available Amount and constitute a Potential Permitted Acquisitions must satisfy all of the conditions set forth in the definition of “Permitted Acquisition” other than condition (f) thereof”.

(s)           Section 5.7(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)           Investments and Acquisitions in compliance with Section 5.4;”.

(t)           Section 5.7(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)           the TeacherWeb Acquisition and the Education City Acquisition;”.

(u)           Section 5.11 of the Credit Agreement is hereby amended by (i) deleting “or” appearing at the end of subsection (a) thereof, (ii) deleting “.” appearing at the end of subsection (b) thereof and substituting “; or” in its place, and (iii) adding a new subsection (c) thereto to read in its entirety as follows:

“(c)           make any earn-out payment (i) to the sellers in the Education City Acquisition if an Event of Default under Sections 7.1(a) or 7.1(b) has occurred and is continuing and (ii) to the sellers in any other Acquisition if an Event of Default has occurred and is continuing or would result from making such earn-out payment.”.

(v)           Section 11.1 of the Credit Agreement is hereby amended by adding the following references to the chart therein in their appropriate alphabetical order:

“Additional Incremental Term Loans”	1.20(c)
“Additional Term Loan Commitment”	1.20(a)
“Additional Term Loan Effective Date”	1.20(a)
“Initial Term Loan”	1.1(a)
“Potential Permitted Acquisition”	“Permitted Acquisition”
“Supplemental Term Loan”	1.1(a)

(w)           Section 11.1 of the Credit Agreement is hereby amended by deleting the following reference to the chart therein:

“L/C Sublimit”                                                                                     1.18

(x)           The definition “Consolidated EBITDA” set forth in Section 11.1 of the Credit Agreement is hereby amended by adding a new sentence to the end thereof to read as follows:

“Notwithstanding the foregoing, for the 3 month fiscal periods ending on a date identified in the table below, Consolidated EBITDA for such fiscal period with respect to EducationCity Inc. and Archipelago International Holdings, Inc. shall be deemed to have been the amount set forth opposite such date:

           Fiscal Period Ending                                            Consolidated EBITDA

           June 30, 2009                                                     $1,946,492

           September 30, 2009                                           $1,298,767

           December 31, 2009                                            $1,318,201

           March 31, 2010                                                  $2,716,794.”

(y)           Section 11.1 of the Credit Agreement is hereby amended by the addition of the following definitions, which shall be inserted in their proper alphabetical order:

“Education City Acquisition” means the acquisition of all of the Equity Interests of Educationcity Ltd. pursuant to the terms of the Share Purchase Agreement, dated as of the Seventh Amendment Effective Date, by and among Archipelago Learning, Inc., Archipelago Learning Holdings UK, Ltd., and the Persons party thereto as Sellers.

“L/C Sublimit” means $2,000,000.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Seventh Amendment” means Amendment No. 7 to Credit Agreement dated as of June 9, 2010 among the Borrower, the Agent and the Lenders signatory thereto.

“Seventh Amendment Effective Date” means the date on which the conditions set forth in Section Three of the Seventh Amendment are waived or satisfied.

“Term Loan Lender” means each Lender with a Term Loan Commitment (or, if the Term Loan Commitments have terminated, who holds Term Loans).

(z)           The following definitions in Section 11.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be in the amount of $10,000,000 on the Closing Date and $20,000,000 on the Seventh Amendment Effective Date, as such amount may be reduced from time to time pursuant to this Agreement.”

“Applicable Fee” means:

(a)           for the period commencing on the Closing Date through the fifth (5th) Business Day after the date on which financial statements for March 31, 2008 are delivered, 0.50%;

(b)           thereafter through the Seventh Amendment Effective Date, the Applicable Fee shall equal the applicable fee in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Leverage Ratio	Applicable Fee
Greater than or equal to 4.25 to 1	0.50%

Less than 4.25 to 1 and greater than or equal to 3.75 to 1	0.50%

Less than 3.75 to 1 and greater than or equal to 3.00 to 1	0.375%

Less than 3.00 to 1	0.25%

The Applicable Fee shall be adjusted from time to time upon delivery to the Agent of the quarterly financial statements for each fiscal quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal quarter for which such financial statements are delivered.  If such calculation indicates that the Applicable Fee shall increase or decrease, then on the fifth (5th) Business Day following the date of delivery of such financial statements and written calculation the Applicable Fee shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the fifth (5th) Business Day following the date on which such financial statements were to have been delivered, and continuing through the fifth (5th) Business Day following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Fee shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above; and

(c)           thereafter, 0.50%.

           “Applicable Margin” means:

(a)           for the period commencing on the Closing Date through the fifth (5th) Business Day after the date on which financial statements for March 31, 2008 are delivered: (x) if a Base Rate Loan, three percent (3.00%) per annum and (y) if a LIBOR Rate Loan, four percent (4.00%) per annum; and

(b)           thereafter through the Seventh Amendment Effective Date, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Revolving Loans, Swing Loans and Term Loan
Leverage Ratio	LIBOR Margin	Base Rate Margin

Greater than or equal to 4.25 to 1	4.00%	3.00%

Less than 4.25 to 1 and greater than or equal to 3.75 to 1	3.75%	2.75%

Less than 3.75 to 1 and greater than or equal to 3.00 to 1	3.50%	2.50%

Less than 3.00 to 1	3.25%	2.25%

The Applicable Margin shall be adjusted from time to time upon delivery to the Agent of the quarterly financial statements for each fiscal quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal quarter for which such financial statements are delivered.  If such calculation indicates that the Applicable Margin shall increase or decrease, then on the fifth (5th) Business Day following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the fifth (5th) Business Day following the date on which such financial statements were to have been delivered, and continuing through the fifth (5th) Business Day following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.  Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

(c)           thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

All Loans (other than the Additional Incremental Term Loans)
Leverage Ratio	LIBOR Margin	Base Rate Margin

Greater than or equal to 4.25 to 1	4.50%	3.50%

Less than 4.25 to 1 and greater than or equal to 3.75 to 1	4.25%	3.25%

Less than 3.75 to 1 and greater than or equal to 3.00 to 1	4.00%	3.00%

Less than 3.00 to 1	3.75%	2.75%

The Applicable Margin shall be adjusted from time to time upon delivery to the Agent of the quarterly financial statements for each fiscal quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal quarter for which such financial statements are delivered.  If such calculation indicates that the Applicable Margin shall increase or decrease, then on the fifth (5th) Business Day following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the fifth (5th) Business Day following the date on which such financial statements were to have been delivered, and continuing through the fifth (5th) Business Day following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.  Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

“Available Amount” means, on any date of determination, an amount, not less than zero, equal to (a) the sum of (i) an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods that is not (and, in the case of any fiscal year where the respective required date of prepayment has not yet occurred pursuant to Section 1.10(f), will not on such date of required prepayment be) required to be applied in accordance with Section 1.10(f), plus (ii) the net proceeds from Excluded Equity Issuances after the Seventh Amendment

Effective Date, plus (iii) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities contributed to the capital of the Borrower following the Seventh Amendment Effective Date (other than by a Restricted Subsidiary), plus (iv) 100% of the aggregate amount of Net Proceeds not required to be applied to the Loans pursuant to Section 1.10 and the fair market value, as determined in good faith by the Borrower, of marketable securities received by the Borrower or a Restricted Subsidiary from the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of acquisitions and investments made by the Borrower or its Restricted Subsidiaries pursuant to Section 5.4(k) or Section 5.7(c) (up to an amount equal to the amount deducted from the Available Amount when these investments were initially made), and any dividends, distributions, return of capital, interest, fees, premium, income, profits and other amounts realized from such acquisitions or investments by the Borrower or its Restricted Subsidiaries, in each case after the Seventh Amendment Effective Date (excluding such amounts as are included in Consolidated EBITDA while such investments are owned), plus (v) an amount equal to the Net Proceeds of all other Asset Sales and Events of Loss after the Seventh Amendment Effective Date that are not required to be applied (whether as a prepayment or reinvestment) in accordance with Sections 1.10(c) or (e), plus (vi) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Seventh Amendment Effective Date (which, for purposes hereof, shall be deemed to include the merger, consolidation or similar transaction of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary, so long as the Borrower or a Restricted Subsidiary is the surviving entity, and the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary), the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, minus (b) the portion of the Available Amount previously utilized pursuant to Sections 5.4(k), 5.7(c), 5.8(g) and 5.11(a), minus (c) the portion of the $50,000,000 basket previously utilized pursuant to clause (f)(i) of the definition of Permitted Acquisition.

“Consolidated Fixed Charges” shall mean, for any Test Period, Consolidated Interest Expense for such Test Period, adjusted by adding (without duplication):

(a)            the aggregate amount of Capital Expenditures for such Test Period;

(b)            Consolidated Tax Expense paid or payable in cash with respect to such Test Period (net of any cash refund in respect of income taxes actually received with respect to such period) and, without duplication, all Permitted Tax Distributions made during such period;

(c)            the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations, but excluding such amortization payments on Indebtedness incurred to finance Capital Expenditures included in clause (b) above in such period or any prior period) of Borrower and its Restricted Subsidiaries for such period (as determined on the first day of the respective period);

(d)            management fees and charges permitted under Section 5.8(h) and added back in the calculation of Consolidated EBITDA for such Test Period;

(e)            the product of (i) all dividend payments on any series of Disqualified Capital Stock of Holdings or any of its Restricted Subsidiaries (other than dividend payments to Holdings or any of its Restricted Subsidiaries) made during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Restricted Subsidiaries, expressed as a decimal;

(f)            the product of (i) all cash dividend payments (other than dividends permitted by Sections 5.8(d), (e) or (k)) on any common or Preferred Stock (other than Disqualified Capital Stock) of Holdings or any of its Restricted Subsidiaries (other than dividend payments to Holdings or any of its Restricted Subsidiaries) made during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Restricted Subsidiaries, expressed as a decimal; and

(g)            the principal amount of all earn-out and similar payments with respect to the Education City Acquisition made during such period unless the aggregate amount of the baskets permitted to be utilized pursuant to clause (f) of the definition of Permitted Acquisition have been permanently reduced by such principal amount.

For purposes of determining compliance with the Fixed Charge Coverage Ratio in Section 6.3 for the fiscal quarters ending March 31, 2008, June  30, 2008 and September 30, 2008, Consolidated Fixed Charges shall be measured from January 1, 2008, and shall multiplied by 4.0, 2.0 and 1.333, respectively.

               “Excess Cash Flow Period” shall mean each fiscal year of Borrower commencing with the fiscal year ended December 31, 2010.

“Permitted Acquisition” means any Acquisition by (i) the Borrower (or any Wholly-Owned Subsidiary of the Borrower) of all or substantially all of the assets, or any business or division, of a target company, which assets are located in the United States (including commonwealths and territories thereof), Canada, the United Kingdom, Australia, New Zealand or a country in the European Union or (ii) the Borrower (or any Wholly-Owned Subsidiary of the Borrower) of 100% of the Equity Interests of a target company organized under the laws of any State in, or commonwealth or territory of, the United States, the District of Columbia, Canada, the United Kingdom, Australia, New Zealand or a country in the European Union (in each case, a “Potential Permitted Acquisition”) to the extent that each of the following conditions shall have been satisfied:

(a)       to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b)   the Borrower shall have furnished to the Agent and Lenders at least five (5) Business Days (or such shorter period acceptable to Agent) prior to the consummation of such Acquisition (1) if available, an executed term sheet and/or commitment letter

(setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis (as set forth in the definition of Consolidated EBITDA) compliance with the covenants set forth in Article VI hereof after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 4.11) as the Agent reasonably shall request;

(c)           the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.11;

(d)       such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target company;

(e)            no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f)     the total consideration paid or payable (including without limitation, any deferred payment and the principal amount of all Indebtedness assumed in connection therewith) for all Acquisitions consummated during the term of this Agreement after the Seventh Amendment Effective Date shall not exceed (i) the greater of (x) $50,000,000 minus the portion of the Available Amount utilized after the Seventh Amendment Effective Date pursuant to Sections 5.4(k), 5.7(c), 5.8(g) and 5.11(a) and this clause (i) or (y) the Available Amount; provided, that not more than $25,000,000 shall be attributable to the acquisition of assets of a target company not located in any State in the United States, the District of Columbia or any commonwealth or territory of the United States that has adopted Revised Article 9 of the UCC and the Equity Interests of a target company not organized under the laws of any State in the United States, the District of Columbia or any commonwealth or territory of the United States that has adopted Revised Article 9 of the UCC, plus (ii) $20,000,000 (such amount, the “Annual Limitation”) during the twelve-month period ending on the first anniversary of the Seventh Amendment Effective Date and each twelve-month period thereafter (with unused amounts in each twelve-month period (the “Carry-Forward Amount”) carried over to the immediately following twelve-month period (the “Carry-Forward Period”) and all consideration paid or payable with respect to Acquisitions consummated in any twelve-month period permitted under this clause (ii) shall be first applied to reduce the applicable Annual Limitation and then to reduce the Carry-Forward Amount, if any; it being understood and agreed that any unused Carry-Forward Amount expires at the end of the applicable Carry-Forward Period); provided, that not more than $5,000,000 (such amount, the “Foreign Annual Limitation”) during any twelve-month period shall be attributable to the acquisition of assets of a target company not located in any State in the United States, the District of Columbia or any commonwealth or territory of the United States that has adopted Revised Article 9 of the UCC and the Equity Interests of a target company not organized under the laws of any State in the United States, the District of Columbia or any commonwealth or territory of the United States that has adopted Revised Article 9 of the UCC (with unused amounts in each twelve-month period (the “Foreign Carry-Forward Amount”) carried over to the immediately following twelve-month period (the “Foreign Carry-Forward Period”) and all consideration paid or payable with respect to Acquisitions consummated in any twelve-month period permitted under this proviso to this clause (ii) shall be first applied to reduce the applicable Foreign Annual Limitation and then to reduce the Foreign Carry-Forward Amount, if any; it being understood and agreed that any unused Foreign Carry-Forward Amount expires at the end of the applicable Foreign Carry-Forward Period);

(g)      the Acquisition will be consummated in all material respects in accordance with Requirements of Law;

(h)     the target company shall be, or shall be engaged in, a business of the type that the Borrower and the Restricted Subsidiaries are permitted to be engaged in under Section 5.13(b) hereof; and

(i)       the target company has EBITDA, subject to proforma adjustments acceptable to the Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.

(aa)           Schedule 1.1(a) (“Term Loan Commitment”) to the Credit Agreement is hereby amended by supplementing the provisions thereof with the information as to the Supplemental Term Loan set forth in Annex A attached to this Amendment.

(bb)          Schedule 1.1(b) (“Revolving Loan Commitment”) to the Credit Agreement is hereby amended by supplementing the provisions thereof with the information as to the Supplemental Revolving Lenders and Supplemental Revolving Loan Commitments set forth in Annex B attached to this Amendment.

Section 2.  Representations and Warranties.  In order to induce Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants, which representations and warranties and covenants shall survive the execution and delivery of this Amendment, that:

(a)       No Default; etc.  No Default or Event of Default has occurred and is continuing after giving effect to this Amendment or would result from the execution or delivery of this Amendment or the consummation of the transactions contemplated hereby.

(b)       Power and Authority; Authorization.  Such Credit Party has the corporate (or equivalent) power and authority to execute and deliver this Amendment and to perform the terms and provisions of the Credit Agreement, as amended by this Amendment, and the execution and delivery by such Credit Party of this Amendment, and the performance by such Credit Party of its obligations hereunder and under the other Loan Documents has been duly authorized by all requisite corporate (or equivalent) action by such Credit Party.

(c)      Execution and Delivery.  Such Credit Party has duly executed and delivered this Amendment.

(d)       Enforceability.  This Amendment and the Credit Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(e)            Distributable Reserves.  As of March 31, 2010, (i) the amount of Distributable Reserves (as defined below) within Educationcity Ltd. is (£588,303) and the minimum amount of Distributable Reserves within Educationcity Ltd. needed to permit the distribution in kind at Book Value (as defined below) of 100% of the Equity Interests of EducationCity Inc. by Educationcity Ltd. (the “Initial Target Distribution”) is £1 (the "Minimum Distributable Reserve").  "Distributable Reserves" means a company's accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or organization of capital duly made, calculated in accordance with the relevant provisions of Part II of the Companies Act 2006 (as amended from time to time).  "Book Value" means, in relation to an asset, the amount at which that asset is stated in the relevant accounts under the Companies Act 2006 (as amended from time to time).

Section 3.  Conditions Precedent to Effectiveness of Amendment.  The effectiveness of this Amendment, the obligation of each Term Loan Lender with a Term Loan Commitment with respect to the Supplemental Term Loan (each, a “Supplemental Term Loan Lender”), and the obligation of each Revolving Lender (each, a “Supplemental Revolving Lender”, and together with each Supplemental Term Loan Lender, the “Supplemental Lenders”) with an increase in its existing Revolving Loan Commitment (such increased amount, the “Supplemental Revolving Loan Commitment”) are subject to the satisfaction of the following conditions prior to or concurrently with the effectiveness of the Amendment:

(a)       execution and delivery of this Amendment by each Credit Party, Agent and the Required Lenders;

(b)       each representation and warranty contained herein shall be true and correct in all material respects;

(c)       the Agent shall have received a Secretary’s Certificate of each Credit Party certifying the passage and continued effectiveness of resolutions from such Credit Party approving the transactions contemplated by this Amendment, and the incumbency of the officers executing this Amendment and the documents delivered in connection therewith, in each case in form and substance satisfactory to Agent;

(d)       the Agent shall have received and be reasonably satisfied with the audited financial statements of Educationcity Ltd. for the fiscal year ending December 31, 2009;

(e)       the Agent shall have received, for the ratable benefit of the Consenting Lenders, an amendment fee equal to one-quarter of one percent (0.25%) of the sum of the Revolving Loan Commitments (other than Supplemental Revolving Loan Commitments) of such Consenting Lenders and the aggregate principal amount of outstanding Term Loans (other than the Supplemental Term Loans) of such Consenting Lenders;

(f)   the Borrower shall have paid all other fees and other amounts due and payable by it under the Credit Agreement, including without limitation reimbursement or other payment of reasonable fees, costs and expenses owing to Latham & Watkins LLP and all other amounts required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and as separately agreed between the Agent and Borrower;

(g)       the consummation of the Education City Acquisition;

(h)            receipt by Agent of the required Notice of Borrowing; and

(i)   contemporaneously with the consummation of the Education City Acquisition, (i) the execution and delivery by the Borrower of a securities pledge amendment with respect to the Equity Interests of Archipelago International Holdings, Inc. (“Archipelago Int’l Holdings”) in the form of Exhibit 1 to the Guaranty and Security Agreement, (ii) the execution and delivery by EducationCity Inc. of a joinder agreement in the form of Exhibit 2 to the Guaranty and Security Agreement, and (iii) the execution and delivery by Archipelago Int’l Holdings of a joinder agreement in the form of Exhibit 2 to the Guaranty and Security Agreement.

Section 4.  Additional Covenants.

(a)       Landlord Waiver.  The Borrower shall use commercially reasonable efforts to deliver to Agent an executed landlord waiver within sixty (60) days after the Seventh Amendment Effective Date in form and substance reasonably satisfactory to Agent with respect to the Borrower’s leased premises at One McKinney Plaza, Dallas, Texas.

(b)            Reporting of Distributable Reserves.  Until Borrower or a Subsidiary of Borrower has pledged 100% of the Equity Interests of EductionCity Inc. to Agent pursuant to Section 4(c) below, as soon as available and in any event within 45 days after the end of each fiscal quarter, Borrower will furnish to Agent the amount of Distributable Reserves within Educationcity Ltd. as of the end of such fiscal quarter.

(c)            Pledge of 100% of Equity Interests of EducationCity Inc.  As soon as practical after Educationcity Ltd. has obtained the Minimum Distributable Reserve, Borrower will (i) cause Educationcity Ltd. to make the Initial Target Distribution, (ii) cause its other Subsidiaries to make such distributions and take such other actions necessary to permit Borrower or another Credit Party to pledge to Agent 100% of the Equity Interests of EducationCity Inc. and (iii) execute and deliver, or cause another Credit Party to execute and deliver, to Agent a securities pledge amendment with respect to 100% of the Equity Interests of EducationCity Inc. in the form of Exhibit 1 to the Guaranty and Security Agreement.  Borrower or a Subsidiary of Borrower will execute and deliver to Agent a securities pledge amendment with respect to 100% of the Equity Interests of EducationCity Inc. in the form of Exhibit 1 to the Guaranty and Security Agreement no later than April 15, 2011.  To the extent that the securities pledge amendment described in this Section 4(c) is executed by a Person that is not the Borrower or a Domestic Subsidiary of Borrower (such Person, the “UK Grantor”),  Borrower will, and will cause the UK Grantor to, take such actions that the Agent shall deem advisable to perfect its security interest in such pledge of the Equity Interests of EducationCity Inc. (including, without limitation, registration at Companies House in the United Kingdom).

Section 5. Reference To And Effect Upon The Loan Documents.

(a)       Except as specifically modified above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)       The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any Loan Documents, except as specifically set forth herein.

(c)       Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

(d)       This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Section 6.       Costs And Expenses.  Borrower agrees to reimburse Agent for all reasonable and documented out-of-pocket costs and expenses incurred by Agent, including the reasonable and documented costs and expenses of one counsel to Agent for advice, assistance, or other representation in connection with this Agreement.

Section 7.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

Section 8.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

Section 9.  Counterparts.  This Agreement may be executed in any number of counterparts (including by means of facsimile transmission), each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

Section 10.     Certification and Acknowledgement.  Borrower certifies and acknowledges that as of the date hereof and after giving effect to the consummation of the Education City Acquisition, Available Cash is $0.00.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWER:

ARCHIPELAGO LEARNING, LLC

By:	/s/
Name:
Title:

OTHER CREDIT PARTIES

AL MIDCO, LLC

By:	/s/
Name:
Title:

[Signature Page to Amendment No. 7 to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, an Existing Lender, a Supplemental Term Loan Lender and a Supplemental Revolving Lender

By:
Name:
Title:

[Signature Page to Amendment No. 7 to Credit Agreement]

NEWSTAR COMMERCIAL LOAN TRUST 2005-1, as an Existing Lender
By:		NewStar Financial, Inc., as Servicer

By:	/s/	R. Scott Poirier
Name:		R. Scott Poirier
Title:		Managing Director

NEWSTAR COMMERCIAL LOAN TRUST 2006-1, as an Existing Lender
By:		NewStar Financial, Inc., as Servicer

By:	/s/	R. Scott Poirier
Name:		R. Scott Poirier
Title:		Managing Director

NEWSTAR COMMERCIAL LOAN TRUST 2009-1, as an Existing Lender
By:		NewStar Financial, Inc., as Servicer

By:	/s/	R. Scott Poirier
Name:		R. Scott Poirier
Title:		Managing Director

NEWSTAR LOAN FUNDING, LLC, as an Existing Lender
By:		NewStar Financial, Inc., as Manager

By:	/s/	R. Scott Poirier
Name:		R. Scott Poirier
Title:		Managing Director

NEWSTAR CREDIT OPPORTUNITIES FUNDING II LTD, as an Existing Lender
By:		NewStar Financial, Inc., as Manager

By:	/s/	R. Scott Poirier
Name:		R. Scott Poirier
Title:		Managing Director

[Signature Page to Amendment No. 7 to Credit Agreement]

BMO CAPITAL MARKETS FINANCING INC, as an Existing Lender

By:
Name:
Title:

[Signature Page to Amendment No. 7 to Credit Agreement]

ANNEX A

Schedule 1.1(a)

Term Loan Commitments (Supplemental Term Loan)

General Electric Capital Corporation	$15,000,000.00

Total:	$15,000,000.00

Outstanding Principal Amount of Term Loan (other than Supplemental Term Loan)

General Electric Capital Corporation	$24,121,703.19

BMO Capital Markets Financing, Inc.	$13,157,292.65

Newstar Credit Opportunities	$10,690,300.27

Newstar Commercial Loan Trust 2006	$5,384,888.03

Newstar Trust 2005-1	$1,370,551.31

Newstar Commercial Loan Trust	$6,675,963.55

Total:	$61,400,699.00

ANNEX B

Schedule 1.1(b)

Supplemental Revolving Loan Commitments

General Electric Capital Corporation	$10,000,000.00

Total:

Revolving Loan Commitments After Giving Effect to the Seventh Amendment

General Electric Capital Corporation	$13,928,571.43

BMO Capital Markets Financing, Inc.	$2,142,857.14

Newstar Credit Opportunities	$1,741,071.43

Newstar Loan Funding LLC	$2,187,500.00

Total:	$20,000,000.00